Exhibit (g)(2)

AB ACTIVE ETFs, INC.
1345 Avenue of the Americas
New York, NY 10105

March 8, 2023

State Street Bank and Trust Company
1 Lincoln Street, SFC2,
Boston, MA 02210
Attention: Ted Duggan — Senior Vice President

Re:	AB ACTIVE ETFs, INC. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the Fund has established three new portfolio series known as AB US Low Volatility Equity ETF, AB US High Dividend ETF and AB Disruptors ETF (the “Portfolios”).

In accordance with Section 29.15.2 of the Custody Agreement dated as of July 22, 2022, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement, and that Appendix A to the Agreement be hereby amended and restated as set forth on Exhibit A attached hereto. Amended Exhibit A also reflects the following name change:

‘AB Tax-Aware Short Duration ETF’ is currently known as ‘AB Tax-Aware Short Duration Municipal ETF’.

In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 26 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

AB ACTIVE ETFS, INC.

By:	/s/ Stephen J. Laffey
Name:	Stephen J. Laffey
Title:	Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director, Duly Authorized
Effective Date:	March 13, 2023

Appendix A
ETF Clients

Fund Name	Jurisdiction of Formation

AB Active ETFs, Inc.	Maryland
AB Ultra Short Income ETF AB Tax-Aware Short Duration Municipal ETF AB Disruptors ETF AB US High Dividend ETF AB US Low Volatility Equity ETF	Maryland Maryland Maryland Maryland Maryland